EXHIBIT 10.6
                      ARTICLES OF AMENDMENT
               TO THE ARTICLES OF INCORPORATION OF
                      INLAND RESOURCES INC.
                  DESIGNATING A SERIES OF STOCK


     Pursuant to RCW 23B.06.020 and RCW 23B.10.020 of the Washington Business Corporation Act, INLAND RESOURCES INC., a Washington corporation (the "Corporation"), hereby submits this Articles of Amendment to its Articles of Incorporation thereby designating and establishing the following series of stock:

I.   The name of the corporation is INLAND RESOURCES INC.

II. The date of filing the original articles of incorporation with the Secretary of State of Washington is August 12, 1985.

III. The Articles of Incorporation of the Corporation are amended by amending Article IV to add the following new paragraph 3 to said Article IV:

     "3. 1,000,000 shares of Class A preferred stock, par value $0.001 per share, shall be designated Series B Convertible Preferred Stock ("Series B Preferred Stock"). The Series B Preferred Stock shall have the following voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions:

          "(i) Dividends. The Series B Preferred Stock shall bear dividends at the rate of 12% per annum on the Redemption Price thereof, accumulating daily, whether or not declared, and payable quarterly in cash or common stock, at the option of the holder, to the record holders of Series B Preferred Stock on the Corporation's books on the last day of each calendar quarter in each calendar year (the "Record Dates"), with the first Record Date on September 30, 1996, subject to the Board's election hereinafter set forth in this paragraph (i). At the election of the Corporation's Board of Directors (the "Board"), (a) such dividends may be paid in cash or (b) such dividends may be accumulated and shall be payable in cash when and as declared by the Board, provided, the holders of Series B Preferred Stock may, by written notice to the Corporation delivered within ten (10) days following each Record Date, elect to take dividends in the form of Common Stock at the Conversion Price (defined in aragraph
(iv), below). Notwithstanding the foregoing, in the event that the holder of Series B Preferred Stock does not elect during such ten day period to receive dividends in the form of Common Stock, the holder will continue to have the right to take such accumulated dividends in the form of Common Stock until such time, if any, as the Board of Directors declares that such accumulated dividends shall be paid in cash and establishes a dividend payment date therefor. When paid in cash, such dividends shall be payable out of funds legally available therefor within twenty (20) days after the Board's election or declaration. No dividends shall be paid or declared, and no distribution (of securities of the Corporation or any other property) shall be made, on any Junior Securities (as defined below) while any dividends on the Series B Preferred Stock shall remain accumulated and unpaid. "Junior Securities" means any of the Corporation's equity securities other than the Series B Preferred Stock and the Corporation's Series A Preferred Stock, which is being called for redemption (or conversion, at the election of the holders thereof) concurrently with the filing of these Articles of Amendment designating the Series B Preferred Stock, it being understood, therefore, that no shares of Series A Preferred Stock will be issued and outstanding as of the first Record Date for Series B Preferred Stock, but until said Series A Preferred Stock is actually redeemed or converted in accordance with such call for redemption, the Series A Preferred Stock shall have preference over the Series B Preferred Stock and the Series B Preferred Stock shall be deemed subordinate to the Series A Preferred Stock.

          "(ii)     Liquidation Rights.

               "(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Securities (but expressly subordinate to the rights of the holders of Series A Preferred Stock until it is redeemed or converted as noted in paragraph (i), above), an amount in cash equal to ten dollars ($10.00) for each share of such Series B Preferred Stock, together with any accumulated dividends thereon, provided, if such liquidation, dissolution or winding up of the Corporation occurs prior to July 31, 1998, the holders of Series B Preferred Stock shall be entitled to the full amount of dividends that would have been accumulated through such date (the "Liquidation Value").

               "(b) After the payment or distribution to the holders of Series B Preferred Stock of the full preferential amounts aforesaid, the holders of Common Stock then outstanding shall together be entitled to receive ratably all the remaining assets of the Corporation.

               "(c) A consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this paragraph (ii).

               "(d) If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Preferred Stock pursuant to subparagraph (a) shall be insufficient to permit the payment to such stockholders of the full preferential amounts required by such subparagraph, then all of the assets of the Corporation to be distributed shall be distributed ratably to the holders of outstanding Series B Preferred Stock based on the number of shares held by each holder, and the holders of Junior Securities shall receive no distribution upon such liquidation, dissolution or winding up of the Corporation.

          "(iii)    Redemption of Series B Preferred Stock.
Subject to the rights of the holders of Series A Preferred Stock until redeemed or converted as noted in paragraph (i), above, the Series B Preferred Stock may be redeemed at any time by the Corporation prior to liquidation, dissolution or winding up of the Corporation upon fifteen (15) days advance written notice by the Corporation to the record holders of such Series B Preferred Stock on the books of the Corporation, by paying to the holders of Series B Preferred Stock an amount equal to $10.00 per outstanding share (the "Redemption Price") plus accumulated and unpaid dividends thereon. The holders of Series B Preferred Stock shall be deemed to have received written notice of such redemption five (5) days after the Corporation's mailing of the notice of redemption by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation. Upon redemption of the Series B Preferred Stock, each holder shall be entitled to payment of the Redemption Price and any accumulated dividends, provided, if such redemption occurs prior to July 31, 1998, the holders of Series B Preferred Stock shall be entitled to the full amount of dividends that would have been accumulated through such date. Any record holder of Series B Preferred Stock may convert all or a portion of its, his or her Series B Preferred Stock in accordance with the provisions of paragraph (iv) prior to such date of redemption by delivering written notice to the Corporation of such holder's election to convert all or a portion of such shares of Series B Preferred Stock (and dividends payable thereon) held of record by such holder. The Redemption Price (and dividends payable thereon) payable to the holders of Series B Preferred Stock who have not elected to convert their shares shall be payable by the Corporation within ten (10) days after expiration of the aforementioned fifteen (15) day notice period.

     Any designee of Smith Management Company, Inc. ("Smith Management") on the Corporation's Board, or any replacements thereof or any other subsequent nominees by Smith Management, shall not be entitled to vote on the redemption of the Series B Preferred Stock.

     The Corporation must exercise its redemption rights granted pursuant to this paragraph (iii) if a "Corporate Transaction" (as hereinafter defined) occurs. "Corporate Transaction" means the occurrence of any of the following: (i) the sale by the Corporation of all or substantially all of its assets other than in the ordinary course of business, (ii) a merger of the Corporation with or into another person or a consolidation of the Corporation with another person, or (iii) any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than Pengo Securities Corp. and its affiliates), acquires voting securities of the Corporation representing a majority of the total votes that may be cast in the election of the Corporation's directors.

     The Corporation shall be prohibited from redeeming any Junior Securities unless the Corporation shall also redeem all of the Series B Preferred Stock in conjunction therewith, or holders of at least a majority of the Series B Preferred Stock outstanding at such time have voted to allow redemption of such Junior Securities without redemption of the Series B Preferred Stock. Notwithstanding the foregoing, the Corporation shall be entitled to redeem the Series A Preferred Stock without further notice to, or action by, the holders of Series B Preferred Stock.


          "(iv)     Conversion.  The holders of Series B
Preferred Stock shall have the following conversion rights (the
"Conversion Rights"):

               "(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred Stock or Common Stock, into the number of shares of Common Stock which result from dividing the Redemption Price (plus any accumulated dividends) by the "Conversion Price" per share (as defined herein) in effect at the time of such conversion; provided, if the conversion is elected by the holder after the Corporation has issued a notice of redemption, or in connection with a liquidation, dissolution, or winding up of the Corporation, prior to July 31, 1998, the accumulated dividends into which the Conversion Price shall be divided shall include the full amount of dividends that would have been accumulated through July 31, 1998. The initial "Conversion Price" per share shall be $6.27, and such initial Conversion Price shall be subject to adjustment from time to time as provided herein.

               "(b) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons whom the Corporation's records indicate are entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. The certificate or certificates representing the shares of Common Stock issued upon such conversion shall contain the same restrictive legends, if any, included on the certificate or certificates of Series B Preferred Stock surrendered, unless the shares of Common Stock issuable upon such conversion have been registered under the Securities Act of 1933, as amended, and applicable state securities laws, in which case they will not be legended.

               "(c) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the issuance of the Series B Preferred Stock (the "Commitment Date") effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Commitment Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph (c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               "(d) Adjustment for Certain Dividends and
Distributions. In the event the Corporation at any time, or from time to time, after the Commitment Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                    "(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                    "(ii)     the denominator of which shall be
the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subparagraph (d) as of the time of actual payment of such dividends or distributions.

               "(e) Adjustments for Other Dividends and
Distributions. In the event the Corporation at any time or from time to time after the Commitment Date shall make or issue or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph (iv) with respect to the rights of the holders of the Series B Preferred Stock.

               "(f) Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (iv)), then and in each such event the holders of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

               "(g) Reorganization, Mergers, Consolidations or Sales of Assets. Subject to the Corporation's obligation to redeem the Series B Preferred Stock in connection with the occurrence of a Corporate Transaction as provided in paragraph
(iii), if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (iv)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Series B Preferred Stock shall thereafter be entitled to receive, upon conversion of Series B Preferred Stock, the number of shares of stock or other securities or property to which a holder of the Common Stock deliverable upon such conversion would have been entitled in connection with such reorganization, merger, consolidation or sale (provided, however, if any such reorganization, merger, consolidation or sale of assets occurs prior to July 31, 1998, the holders of Series B Preferred Stock shall be entitled to convert the full amount of dividends that would have been accumulated through such date). In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (iv) with respect to the rights of the holders of Series B Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (iv) (including provisions for the adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as is practicable.

               "(h) Adjustment for Issuance of Common Stock at Less than Conversion Price. If the Corporation at any time after the Commitment Date (i) issues any shares of Common Stock (other than pursuant to the Agreement dated effective June 12, 1996 between Smith Management Company, Inc., Farmout Inc., Randall D. Smith, Jeffrey A. Smith, John W. Adams, Inland Production Company and the Corporation, or other than pursuant to warrants, options or convertible securities outstanding as of the Commitment Date, or other than pursuant to the Corporation's Amended 1988 Option
Plan), for a per share consideration or price less than the Conversion Price then in effect hereunder, or (ii) issues any rights, warrants or options to acquire, or securities convertible into, shares of Common Stock (other than options to purchase Common Stock pursuant to options which may be granted under the Corporation's Amended 1988 Option Plan and similar benefit plans subsequently adopted by the Corporation for the benefit of its employees), that permit exercise or conversion for a per share consideration less than the Conversion Price then in effect hereunder, then effective automatically on the date of such issuance the Conversion Price hereunder shall automatically be adjusted as follows: the number of shares of the Corporation's Common Stock outstanding (or deemed to be outstanding as hereinafter provided) immediately prior to such issue shall be multiplied by the Conversion Price in effect at the time of such issue and there shall be added to the product so obtained the aggregate consideration, if any, (a) received by the Corporation upon such issue of additional shares of Common Stock pursuant to (i) and (b) received by the Corporation, or which will be received by the Corporation, pursuant to (ii) upon the issue and upon the subsequent exercise or conversion of any such additional rights, warrants, options or convertible securities. The sum so obtained shall be divided by the number of shares of the Corporation's Common Stock outstanding (or deemed to be outstanding as hereinafter provided) immediately after such issue (including, for this purpose, the shares to be subsequently issued under any rights, warrants, options or convertible securities which triggered the requirement to apply this adjustment to the Conversion Price), and the resulting quotient shall be the adjusted Conversion Price. For purposes of determining outstanding shares of Common Stock for applying the foregoing formula, all options, rights, warrants and securities convertible into Common Stock outstanding as of the date hereof shall be deemed to be outstanding shares of Common Stock, and any options, rights, warrants or convertible securities issued after the date hereof pursuant to (ii), above, which have resulted in a previous adjustment of the Conversion Price shall be considered outstanding shares of Common Stock for all subsequent applications of the formula to arrive at subsequent adjustments of the Conversion Price.

               "(i) Accountants' Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of Series B Preferred Stock, the Corporation, at its expense, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the books of the Corporation) (or the chief financial officer of the Corporation at the Board's option) to compute such adjustment or readjustment in accordance with the Corporation's Articles of Incorporation and prepare a certificate showing such adjustment or readjustments and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

               "(j) Notices of Record Date. In the event (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any transfer of all or substantially all of the assets of the Corporation to, or any merger or consolidation with, any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification or recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and a description of such transaction, and (C) the time, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification or recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up.

               "(k) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined by the closing "bid" price on the day prior to the date of conversion.

               "(l) Reservation of Stock Issuable Upon Conversion or for Dividends. The Corporation shall at all times reserve and keep available out of the authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series B Preferred Stock and to cover dividends that may be issuable in Common Stock pursuant to paragraph (iii), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock and to cover dividends that may be issuable in Common Stock pursuant to paragraph (iii); and if at any time thereafter the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock or payment of such dividends, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               "(m) Notices Deemed Given. Any notice required by the provisions of this paragraph (iv) to be given to the holders of shares of Series B Preferred Stock shall be deemed given five
(5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

               "(n) Payment of Taxes. The Corporation will pay all taxes and other governmental charges, other than income, estate or gift taxes, that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock.

          "(v) Voting Rights. Each holder of any share of Series B Preferred Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Series B Preferred Stock held. Each holder of shares of any of the Common Stock shall be entitled to one vote on all matters and shall be entitled to one vote for each share of Common Stock held. Except as otherwise expressly provided herein or as mandated by law, the holders of shares of Common Stock and Series B Preferred Stock shall vote together and not as separate voting groups or classes. In the event voting as a separate voting group by the holders of Series B Preferred Stock is expressly provided herein or mandated and required by Washington law, any vote by the holders of Series B Preferred Stock as a separate voting group shall be effective if approved by a majority of the outstanding shares of Series B Preferred Stock. Cumulative voting by holders of Series B Preferred Stock and holders of Common Stock is expressly denied.

          "(vi)     Preemptive Rights.  Except as provided in
paragraph (iv), no holder of any shares of Series B Preferred Stock shall be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board to such persons and on such terms as in the Board's discretion the Board shall deem advisable.

          "(vii)    No Reissuance of Series B Preferred Stock.
No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares of Series B Preferred Stock which the Corporation shall be authorized to issue and all such shares shall be returned to authorized but unissued shares of Class A preferred stock, par value $0.001 per share, of the Corporation and may be issued or further designated, as determined by the Board in accordance with the Articles of Incorporation and applicable law.

           "(viii) Common Stock. The term "Common Stock", as used herein, means the Corporation's $.001 par value Common Stock and any capital stock of any class of the Corporation authorized after the date the Series B Preferred Stock is established which is not limited to a fixed sum or percentage of par or stated value in respect of the rights of holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

          "(ix) Amendments. There shall be no amendment, modification or waiver of the terms hereof without the prior written consent of holders of at least a majority of the Series B Preferred Stock outstanding at such time. The designation by the Board of one or more additional series of Class A preferred stock of the Corporation with dividend, liquidation, voting or conversion rights pari passu with or having priority over or having greater or more beneficial rights per share than the Series B Preferred Stock shall be deemed to constitute an amendment to the Articles of Incorporation of the Corporation for which the holders of shares of Series B Preferred Stock are entitled to vote hereunder as a separate voting group. Except as otherwise expressly provided in this paragraph (ix), any changes or amendments to the Articles of Incorporation of the Corporation may be made in accordance with applicable law."

IV. The foregoing amendment was duly adopted by the Board of Directors of the Corporation on ________________________, 1996.

     DATED: July _____, 1996.




                                   Kyle R. Miller, President and
                                 CEO